Investor Contacts: Jim McLemore, CFA President & CEO 337.237.8343 Lorraine Miller, CFA EVP & CFO 337.593.3143

MidSouth Bancorp, Inc. Reports Second Quarter Results

Quarterly Highlights

•	Diluted operating EPS for Q2 2018 was $0.16 versus $0.21 for Q1 2018

•	Reported EPS for Q2 2018 was a loss of $0.09 versus a loss of $0.03 for Q1 2018

•	Bank level classified assets to capital declined sequentially to 53% from 54%

•	FTE net interest margin decreased 19 bps sequentially to 3.98% on lower loan yields due to loan paydowns

•	Core deposits were stable at 88.5% of $1.5 billion total deposits and funding costs remain low at 45 bps. Cost of deposits increased 6 bps sequentially for a 15% Deposit Beta for the quarter

•	Tangible common equity to tangible assets declined 11 bps sequentially to 8.96%

LAFAYETTE, LA., July 30, 2018/BUSINESS WIRE/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) today reported a quarterly net loss available to common shareholders of $1.5 million for the second quarter of 2018, compared to net loss available to common shareholders of $6.2 million reported for the second quarter of 2017 and a $450,000 net loss available to common shareholders for the first quarter of 2018. The second quarter of 2018 included an after-tax charge of $4.2 million for regulatory remediation costs, and an after-tax charge of $15,000 for costs associated with the bulk loan sale. For comparison purposes, the first quarter of 2018 included an after-tax charge of $761,000 resulting from costs associated with the bulk loan sale, an after-tax charge of $3.1 million for regulatory remediation costs, and an after-tax charge of $115,000 related to the branch closures during the quarter. Excluding these non-operating expenses, diluted earnings for the second quarter of 2018 were $0.16 per common share, compared to $0.21 per diluted share for the first quarter of 2018, and a loss of $0.38 per diluted share for the second quarter of 2017.

Commenting on the quarter, Jim McLemore, President and CEO, noted “As indicated in our fourth quarter 2017 earnings release, we expected 2018 to be a heavy year for costs to remediate issues resulting from our 2017 Written Agreement with the OCC.   This continues to be the case as we incurred over $5 million of expenses in the second quarter.  As a result of these costs, we reported a loss for the quarter of $1.5 million.  Excluding these expenses, the after-tax operating earnings of the Bank would have been $2.6 million.”

Mr. McLemore, commenting on MidSouth Bank’s ongoing transformation remarked, “It’s been roughly a year since we began our transformation and we are making good progress in our efforts to significantly improve franchise value.  Our path to increasing franchise value means reducing risk, becoming more efficient and becoming a more focused commercial banking franchise. In the second quarter, we completed the build out of our senior management team and believe we have put an extremely talented management team in place.   Our new talent additions come to us from larger institutions where they bring us insights and experience from a process maturity standpoint that will greatly aid in our transformation efforts. At the same time, these individuals understand the competitive strengths an institution our size has to offer our customers and will help us capitalize on these strengths.”

“On the credit transformation, we continue to meaningfully reduce credit risk while we make good progress improving the Bank’s credit culture.  Credit costs were muted again this quarter at only $440,000.  We have reduced our level of classified assets from a high of 80% of capital in the second quarter of 2017 down to 53% of capital at the end of the second quarter of 2018.”

“We have rationalized our branch network and reduced our number of branches by 25% over the last year, reflecting the reduction in branch traffic most banks are experiencing.  We reallocated $2 million of annual operating costs from these branches to remediation investments to improve the long-term value of the Bank.  Despite the closure of these branches, the loss of deposits from these branches has been significantly less than what we estimated.  Overall, our deposit franchise continues to perform very well, with steady balances and our cost of funds increasing only 14bps over the second quarter of 2017.”

Remediation Update
Mr. McLemore continued, “In the third quarter of 2017, we began a process of a top-to-bottom review to identify opportunities to strengthen the Bank.  Some of the areas we identified for review directly resulted from remediation issues identified in the OCC Written Agreement.     At mid-year 2018, expenses in 5 of the 6 major areas are almost complete. In the second quarter, we substantially completed the evaluation phase of the last of these major areas to strengthen our BSA/AML/OFAC program.  As a result, we are increasing our total estimated remediation costs for 2018 to $18-$20 million from our previous estimate of $10-$12 million. We recognize there is a significant cost to these remediation efforts but we believe these investments will pay off many times over in terms of increasing the value of the franchise through the reduction of risk and through more efficient and effective processes. We are focused on doing the right things and doing them well.”

Balance Sheet

Consolidated assets remained constant at $1.9 billion for the quarters ended June 30, 2018 and 2017 and March 31, 2018. Our stable core deposit base, which excludes time deposits, totaled $1.3 billion at June 30, 2018 and March 31, 2018 and accounted for 88.5% and 88.3% of deposits at June 30, 2018 and March 30, 2018, respectively. Net loans totaled $1.0 billion at June 30, 2018, compared to $1.1 billion at March 31, 2018 and $1.2 billion at June 30, 2017.

MidSouth’s Tier 1 leverage capital ratio was 12.71% at June 30, 2018, compared to 12.80% at March 31, 2018. Tier 1 risk-based capital and total risk-based capital ratios were 18.07% and

19.33% at June 30, 2018, compared to 17.08% and 18.34% at March 31, 2018, respectively. Tier 1 common equity to total risk-weighted assets at June 30, 2018 was 13.20%, compared to 12.50% at March 31, 2018. Tangible common equity totaled $162.6 million at June 30, 2018, compared to $164.4 million at March 31, 2018. Tangible book value per share at June 30, 2018 was $9.78 versus $9.89 at March 31, 2018.

Asset Quality

Nonperforming assets totaled $74.9 million at June 30, 2018, a decrease of $10.2 million compared to $85.1 million reported at March 31, 2018. The decrease in non-performing assets was primarily attributable to customer payoffs/ paydowns of $17 million of non-accrual loans in the second quarter. These decreases were partially offset by $8.6 million of loans placed on non-accrual during the quarter. Allowance coverage for nonperforming loans increased to 31.97% at June 30, 2018, compared to 30.84% at March 31, 2018. The ALLL/total loans ratio was 2.22% at June 30, 2018 and 2.23% at March 31, 2018. Including valuation accounting adjustments on acquired loans, the total valuation accounting adjustment plus ALLL was 2.30% of loans at June 30, 2018. The ratio of annualized net charge-offs to total loans increased to 0.87% for the three months ended June 30, 2018 compared to 0.54% for the three months ended March 31, 2018.

Total nonperforming assets to total loans plus ORE and other assets repossessed was 7.07% at June 30, 2018 compared to 7.47% at March 31, 2018. Loans classified as troubled debt restructurings, accruing (“TDRs, accruing”) totaled $1.0 million at June 30, 2018 compared to $1.2 million at March 31, 2018. Also included in nonperforming assets were nonperforming loans transferred to held for sale that totaled $808,000 at March 31, 2018; no loans were transferred to held for sale in the second quarter of 2018. Total classified assets, including ORE, were $105.8 million at June 30, 2018 compared to $113.7 million at March 30, 2018. The classified to capital ratio at MidSouth Bank was 52.9% at June 30, 2018 versus 54.3% at March 31, 2018.

More information on our energy loan portfolio and other information on quarterly results can be found on our website at MidSouthBank.com under Investor Relations/Presentations.

Mr. McLemore noted, “The second quarter’s credit costs continue to be muted, with the provision for loan losses totaling $440,000 this quarter.  This follows a $0 loan loss provision in the first quarter.   As we’ve cautioned before, credit costs could very well be choppy and should be evaluated over a longer-term horizon.  We did see a reduction in NPA’s this quarter of $10 million and our classified/capital ratio came down to 53%.  Overall, we are seeing good progress on asset quality so far in 2018, but also understand the nature of our credit transformation could be uneven in terms of downgrades of credit and charge-off content.  Since the Bank’s turnaround began in the second quarter of 2017, credit costs have been $28 million versus an initial estimate of $31-$50 million.”

Second Quarter 2018 vs. First Quarter 2018 Earnings Comparison

MidSouth reported a net loss available to common shareholders of $1.5 million for the three months ended June 30, 2018, compared to a net loss available to common shareholders of $450,000 for the three months ended March 31, 2018. Revenues from consolidated operations decreased $341,000 in sequential-quarter comparison, not including the loss on mutual fund of $51,000. Net interest income decreased $445,000 in sequential-quarter comparison, resulting from a $258,000 decrease in interest income and a $187,000 increase in interest expense. Operating noninterest income decreased $53,000 in sequential-quarter comparison.

The second quarter of 2018 included non-operating expenses totaling $5.3 million which consisted of $5.3 million of regulatory remediation costs compared to $3.9 million of regulatory remediation costs for the three months ended March 31, 2017. Excluding these non-operating expenses, noninterest expense increased $91,000 in sequential-quarter comparison and consisted primarily of a $663,000 increase in noninterest expense, and offset by a $587,000 decrease in legal expense. The provision for loan losses increased $440,000 in sequential-quarter comparison. We recorded an income tax benefit of $237,000 for the second quarter of 2018 compared to an income tax benefit of $34,000 in the first quarter of 2018.

Dividends on the Series B Preferred Stock issued to the U.S. Treasury as a result of our participation in the Small Business Lending Fund totaled $720,000 for the second quarter of 2018 based on a dividend rate of 9%, unchanged from $720,000 for the first quarter of 2018. Dividends on the Series C Preferred Stock issued with the December 28, 2012 acquisition of PSB Financial Corporation totaled $90,000 for the three months ended June 30, 2018 and March 31, 2018.

Fully taxable-equivalent (“FTE”) net interest income decreased $455,000 in sequential-quarter comparison, primarily due to a decrease of $671,000 in interest income on loans, a $171,000 increase in interest expense on deposits, offset primarily by a $403,000 increase in other interest income. Interest income on loans decreased in sequential-quarter comparison due to a decrease in the average yield on loans of 5 bps from 5.60% to 5.55%, as well as a $50.3 million decrease in the average balance of loans. There was no change in the average yield on investment securities in sequential quarters and remained at 2.54%, and the average balance of investment securities decreased $1.0 million. The average yield on total earning assets decreased 16 bps for the same period, from 4.56% to 4.40%, respectively. The FTE net interest margin decreased 19 bps in sequential-quarter comparison, from 4.17% for the first quarter of 2018 to 3.98% for the second quarter of 2018. Excluding purchase accounting adjustments, the FTE net interest margin decreased 19 bps, from 4.14% for the first quarter of 2018 to 3.95% for the second quarter of 2018.

Second Quarter 2018 vs. Second Quarter 2017 Earnings Comparison

MidSouth reported a net loss available to common shareholders of $1.5 million for the three months ended June 30, 2018, compared to net loss available to common shareholders of $6.2 million for the three months ended June 30, 2017. Revenues from consolidated operations decreased $1.6 million in quarterly comparison, from $23.5 million for the three months ended June 30, 2017 to $21.8 million for the three months ended June 30, 2018. Net interest income decreased $1.3 million in quarterly comparison, resulting from a $1.0 million decrease in interest income and a $302,000 increase in interest expense. Noninterest income decreased $341,000 in quarterly comparison.

Excluding non-operating expenses of $5.3 million for the second quarter of 2018 and $2.4 million for the second quarter of 2017, noninterest expenses decreased $298,000 in quarterly comparison and consisted primarily of a $194,000 decrease in salaries and employee benefits costs and a $235,000 decrease in occupancy expense, which were partially offset by a $164,000 increase in legal and professional fees. The provision for loan losses decreased $12.1 million in quarterly comparison. The provision decrease is primarily due to payoffs and charge offs of large energy nonaccrual loans and a release of general energy reserves. A $237,000 income tax benefit was reported for the second quarter of 2018, compared to a $3.2 million income tax benefit that was reported in the second quarter of 2017.

Dividends on preferred stock totaled $810,000 for the three months ended June 30, 2018 and $811,000 for the three months ended June 30, 2017. Dividends on the Series B Preferred Stock were $720,000 for the second quarter of 2018, unchanged from $720,000 for the second quarter of 2017. Dividends on the Series C Preferred Stock totaled $90,000 for the three months ended June 30, 2018 and $91,000 for the three months ended June 30, 2017.

FTE net interest income decreased $1.4 million in prior year quarterly comparison. Interest income on loans decreased $1.4 million due to a decrease in the average balance of loans of $145.0 million in prior year quarterly comparison. The average yield on loans increased 20 bps in prior year quarterly comparison, from 5.35% to 5.55%.

Investment securities totaled $376.7 million, or 20.3% of total assets at June 30, 2018, versus $436.0 million, or 22.4% of total assets at June 30, 2017. The investment portfolio had an effective duration of 3.53 years and a net unrealized loss of $9.3 million at June 30, 2018. FTE interest income on investments decreased $544,000 in prior year quarterly comparison. The average volume of investment securities decreased $60.1 million in prior year quarterly comparison, and the average tax equivalent yield on investment securities decreased 15 bps, from 2.69% to 2.54%.

The average yield on all earning assets decreased 12 bps in prior year quarterly comparison, from 4.52% for the second quarter of 2017 to 4.40% for the second quarter of 2018.

Interest expense increased $302,000 in prior year quarterly comparison. Increases in interest expense included a $437,000 increase in interest expense on deposits and a $29,000 increase in interest expense on FHLB advances, which were partially offset by a $211,000 decrease in interest expense on repurchase agreements. Excluding purchase accounting adjustments on acquired certificates of deposit and FHLB borrowings, the average rate paid on interest-bearing liabilities was 0.63% for the three months ended June 30, 2018 and 0.51% for the three months ended June 30, 2017.

As a result of these changes in volume and yield on earning assets and interest-bearing liabilities, the FTE net interest margin decreased 20 bps, from 4.18% for the second quarter of 2017 to 3.98% for the second quarter of 2018. Excluding purchase accounting adjustments on loans, deposits and FHLB borrowings, the FTE margin decreased 14 bps, from 4.09% for the second quarter of 2017 to 3.95% for the second quarter of 2018.

Year-To-Date Earnings Comparison

MidSouth reported a net loss available to common shareholders of $1.9 million for the six months ended June 30, 2018, compared to net loss available to common shareholders of $4.5 million for the six months ended June 30, 2017. Revenues from consolidated operations decreased $2.6 million in year-over-year comparison, from $46.6 million for the six months ended June 30, 2017 to $44.0 million for the six months ended June 30, 2018. Net interest income decreased $2.0 million in year-over-year comparison, resulting from a $1.6 million decrease in interest income and a $464,000 increase in interest expense. Noninterest income decreased $556,000 in year-over-year comparison and consisted primarily of a $605,000 decrease in service charges on deposits accounts with an offset of a $192,000 increase in ATM/debit card income.

Excluding non-operating expenses of $10.4 million for the six months ended June 30, 2018 and $2.4 million for the six months ended June 30, 2017, noninterest expenses decreased $690,000 in year-over-year comparison and consisted primarily of a $1.2 million decrease in salaries and benefits costs, a $814,000 decrease in occupancy expense, and a $211,000 decrease in ATM/debit card expense, which were partially offset by increases of $1.5 million in legal and professional fees and $110,000 in FDIC premiums. The provision for loan losses decreased $14.9 million in year-over-year comparison, from $15.3 million for the six months ended June 30, 2017 to $440,000 for the six months ended June 30, 2018. A $271,000 income tax benefit was reported for the first six months of 2018, compared to an income tax benefit of $2.6 million for the first six months of 2017.

In year-to-date comparison, FTE net interest income decreased $2.3 million primarily due to a $2.0 million decrease in interest income from total loans as a result of lower average balances of loans of $130,000 for the period as problem loans have been sold or reduced and exposure to energy credits has been limited. This more than offset the 24bps increase in average loan yields from 5.33% to 5.57%. The average volume of investment securities decreased $60.0 million in year-over-year comparison, and the average yield on investment securities decreased from 2.68% to 2.58% for the same period primarily as a result of recent tax law changes that have reduced yield on tax-exempt municipal bonds. The average yield on earning assets decreased from 4.53% at June 30, 2017 to 4.48% at June 30, 2018. The purchase accounting adjustments added 4 bps to the average yield on loans for the six months ended June 30, 2018 and 18 bps for the six months ended June 30, 2017. Net of purchase accounting adjustments, the average yield on earning assets decreased 11 bps, from 4.18% at June 30, 2017 to 4.07% at June 30, 2018.

Interest expense increased $464,000 in year-over-year comparison. Increases in interest expense included a $739,000 increase in interest expense on deposits. This increase was partially offset by a $502,000 decrease in interest expense on repurchase agreements and short-term FHLB advances. The average rate paid on interest-bearing liabilities was 0.59% for the six months ended June 30, 2018, compared to 0.47% for the six months ended June 30, 2017. Net of purchase accounting adjustments, the average rate paid on interest-bearing liabilities increased 9 bps, from 0.50% for the six months ended June 30, 2017 to 0.59% for the six months ended June 30, 2018. The FTE net interest margin decreased from 4.19% for the six months ended June 30, 2017 to 4.07% for the six months ended June 30, 2018. Net of purchase accounting adjustments, the FTE net interest margin decreased from 4.11% to 4.05% for the six months ended June 30, 2017 and 2018, respectively.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with total assets of $1.9 billion as of June 30, 2018. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 42 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include, among others, statements regarding expected future financial results, the strength of the Company's balance sheet and its positioning to address problem assets and achieve operating efficiencies and the implementation of the provisions of the formal agreement with the OCC. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.

These statements are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties and may be affected by various factors that may cause actual results, developments and business decisions to differ materially from those in the forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions in the markets we serve, including, without limitation, changes related to the oil and gas industries that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increases in competitive pressure in the banking and financial services industries; increased competition for deposits and loans which could affect compositions, rates and terms; changes in the levels of prepayments received on loans and investment securities that adversely affect the yield and value of the earning assets; our ability to successfully implement and manage our recently announced strategic initiatives; costs and expenses associated with our strategic initiatives and possible changes in the size and components of the expected costs and charges associated with our strategic initiatives; our ability to realize the anticipated benefits and cost savings from our strategic initiatives within the anticipated time frame, if at all; the ability of the Company to comply with the terms of the formal agreement with the Office of the Comptroller of the Currency; credit losses due to loan concentration, particularly our energy lending and commercial real estate portfolios; a deviation in actual experience from the underlying assumptions used to determine and establish our allowance for loan losses (“ALLL”), which could result in greater than expected loan losses; the adequacy of the level of our ALLL and the amount of loan loss provisions required in future periods including the impact of implementation of the new CECL (current expected credit loss) methodology; future examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, impose conditions on our operations or require us to increase our allowance for loan losses or write-down assets; changes in the availability of funds resulting from reduced liquidity or increased costs; the timing and impact of future acquisitions or divestitures, the success or failure of integrating acquired operations, and the ability to capitalize on growth opportunities upon entering new markets; the ability to acquire, operate, and maintain effective and efficient operating systems; increased asset levels and changes in the composition of assets that would impact capital levels and regulatory capital ratios; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including the impact of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and other changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; regulations and restrictions resulting from our participation in government-sponsored programs such as the U.S. Treasury’s Small Business Lending Fund, including potential retroactive changes in such programs; changes in accounting principles, policies, and guidelines applicable to financial holding companies and banking; increases in cybersecurity risk, including potential business disruptions or financial losses; acts of war, terrorism, cyber intrusion, weather, or other catastrophic events beyond our control; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 16, 2018 and in its other filings with the SEC.

MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
EARNINGS DATA	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Total interest income	$18,739	$18,997	$20,955	$20,379	$19,758
Total interest expense	1,814	1,627	1,483	1,566	1,512
Net interest income	16,925	17,370	19,472	18,813	18,246
FTE net interest income	16,996	17,451	19,658	19,003	18,442
Provision for loan losses	440	—	10,600	4,300	12,500
Non-interest income	4,882	4,829	6,028	5,486	5,223
Non-interest expense	22,273	21,873	25,944	17,759	19,604
Earnings (loss) before income taxes	(906)	326	(11,044)	2,240	(8,635)
Income tax (benefit) expense	(237)	(34)	(540)	574	(3,221)
Net earnings (loss)	(669)	360	(10,504)	1,666	(5,414)
Dividends on preferred stock	810	810	810	810	811
Net (loss) earnings available to common shareholders	$(1,479)	$(450)	$(11,314)	$856	$(6,225)

PER COMMON SHARE DATA
Basic (loss) earnings per share	(0.09)	(0.03)	(0.69)	0.05	(0.51)
Diluted (loss) earnings per share	(0.09)	(0.03)	(0.69)	0.05	(0.51)
Diluted earnings (loss) per share, operating (Non-GAAP)(*)	0.16	0.21	(0.15)	0.10	(0.38)
Quarterly dividends per share	0.01	0.01	0.01	0.01	0.09
Book value at end of period	12.50	12.62	12.87	13.70	13.76
Tangible book value at period end (Non-GAAP)(*)	9.78	9.89	10.11	10.92	10.87
Market price at end of period	13.25	12.65	13.25	12.05	11.75
Shares outstanding at period end	16,619,894	16,621,811	16,548,829	16,548,829	16,026,355
Weighted average shares outstanding
Basic	16,525,571	16,495,438	16,460,124	16,395,317	12,227,456
Diluted	16,529,128	16,500,230	16,462,550	16,395,740	12,237,299

AVERAGE BALANCE SHEET DATA
Total assets	$1,860,906	$1,860,070	$1,907,735	$1,954,343	$1,926,408
Loans and leases	1,109,371	1,159,671	1,238,846	1,254,885	1,254,402
Total deposits	1,514,321	1,495,907	1,513,156	1,546,837	1,551,498
Total common equity	210,291	214,183	228,385	227,948	187,762
Total tangible common equity (Non-GAAP)(*)	165,024	168,629	182,567	181,851	141,389
Total equity	251,278	255,170	269,373	269,035	228,871

SELECTED RATIOS
Annualized return on average assets, operating (Non-GAAP)(*)	0.60%	0.77%	(0.52)%	0.36%	(0.97)%
Annualized return on average common equity, operating (Non-GAAP)(*)	5.30%	6.68%	(4.36)%	3.10%	(10.00)%
Annualized return on average tangible common equity, operating (Non-GAAP)(*)	6.76%	8.48%	(5.45)%	3.88%	(13.28)%
Pre-tax, pre-provision annualized return on average assets, operating (Non-GAAP)(*)	1.06%	1.17%	1.58%	1.62%	1.30%
Efficiency ratio, operating (Non-GAAP)(*)	77.00%	75.64%	68.05%	66.85%	73.11%
Average loans to average deposits	73.26%	77.52%	81.87%	81.13%	80.85%
Taxable-equivalent net interest margin	3.98%	4.17%	4.45%	4.20%	4.18%
Tier 1 leverage capital ratio	12.71%	12.80%	12.53%	12.84%	12.66%

CREDIT QUALITY
Allowance for loan and lease losses (ALLL) as a % of total loans	2.22%	2.23%	2.27%	2.03%	1.99%
Nonperforming assets to tangible equity + ALLL	32.99%	36.86%	24.35%	21.83%	23.50%
Nonperforming assets to total loans, other real estate owned and other repossessed assets	7.07%	7.47%	4.83%	4.35%	4.54%
Annualized QTD net charge-offs to total loans	0.87%	0.54%	2.94%	1.26%	4.01%

(*) See reconciliation of Non-GAAP financial measures on pages 17-19.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

BALANCE SHEET	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Assets
Cash and cash equivalents	$278,776	$211,486	$152,964	$163,123	$131,437
Securities available-for-sale	308,937	293,970	309,191	326,222	348,580
Securities held-to-maturity	67,777	73,255	81,052	83,739	87,462
Total investment securities	376,714	367,225	390,243	409,961	436,042
Other investments	14,927	12,896	12,214	12,200	11,666
Loans held for sale	—	1,117	15,737	—	—
Total loans	1,057,963	1,137,255	1,183,426	1,235,969	1,240,253
Allowance for loan losses	(23,514)	(25,371)	(26,888)	(25,053)	(24,674)
Loans, net	1,034,449	1,111,884	1,156,538	1,210,916	1,215,579
Premises and equipment	56,834	57,848	59,057	64,969	65,739
Goodwill and other intangibles	45,133	45,409	45,686	45,963	46,239
Other assets	52,084	49,890	48,713	39,934	38,867
Total assets	$1,858,917	$1,857,755	$1,881,152	$1,947,066	$1,945,569

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$419,517	$427,504	$416,547	$428,183	$428,419
Interest-bearing deposits	1,103,503	1,076,433	1,063,142	1,127,752	1,107,801
Total deposits	1,523,020	1,503,937	1,479,689	1,555,935	1,536,220

Securities sold under agreements to repurchase	14,886	33,026	67,133	54,875	90,799
Short-term FHLB advances	27,500	27,500	40,000	12,500	—
Long-term FHLB advances	10,011	10,016	10,021	25,110	25,211
Junior subordinated debentures	22,167	22,167	22,167	22,167	22,167
Other liabilities	12,661	10,272	8,127	8,836	9,602
Total liabilities	1,610,245	1,606,918	1,627,137	1,679,423	1,683,999
Total shareholders' equity	$248,672	$250,837	$254,015	$267,643	$261,570

Total liabilities and shareholders' equity	$1,858,917	$1,857,755	$1,881,152	$1,947,066	$1,945,569

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Income Statements (unaudited)
(in thousands except per share data)

				Percent Change
EARNINGS STATEMENT	Three Months Ended			2Q18 vs. 1Q18	2Q18 vs. 2Q17	Six Months Ended		Percent
	6/30/2018	3/31/2018	6/30/2017			6/30/2018	6/30/2017	Change

Interest income:
Loans, including fees	$15,251	$15,905	$16,440	(4.1)%	(7.2)%	$31,156	$32,877	(5.2)%
Investment securities	2,370	2,363	2,790	0.3%	(15.1)%	4,733	5,524	(14.3)%
Accretion of purchase accounting adjustments	93	110	291	(15.5)%	(68.0)%	203	476	(57.4)%
Other interest income	1,025	619	237	65.6%	332.5%	1,644	412	299.0%
Total interest income	18,739	18,997	19,758	(1.4)%	(5.2)%	37,736	39,289	(4.0)%

Interest expense:
Deposits	1,410	1,238	973	13.9%	44.9%	2,647	1,908	38.7%
Borrowings	150	174	416	(13.8)%	(63.9)%	325	827	(60.7)%
Junior subordinated debentures	259	220	212	17.7%	22.2%	479	420	14.0%
Accretion of purchase accounting adjustments	(5)	(5)	(89)	—%	(94.4)%	(10)	(178)	(94.4)%
Total interest expense	1,814	1,627	1,512	11.5%	20.0%	3,441	2,977	15.6%

Net interest income	16,925	17,370	18,246	(2.6)%	(7.2)%	34,295	36,312	(5.6)%
Provision for loan losses	440	—	12,500	—%	(96.5)%	440	15,300	(97.1)%
Net interest income after provision for loan losses	16,485	17,370	5,746	(5.1)%	186.9%	33,855	21,012	61.1%

Noninterest income:
Service charges on deposit accounts	2,065	2,206	2,396	(6.4)%	(13.8)%	4,271	4,876	(12.4)%
ATM and debit card income	1,877	1,784	1,766	5.2%	6.3%	3,661	3,469	5.5%
Mortgage Lending	66	92	167	(28.3)%	(60.5)%	158	310	(49.0)%
Gain on securities, net (non-operating)(*)	—	—	3	—%	(100.0)%	—	9	(100.0)%
Gain/(loss) on equity securities not trading, net	(51)	—	—	—%	—%	(51)	—	—%
Gain on sale of branches (non-operating)(*)	—	—	—	—%	—%	—	—	—%
Other charges and fees	925	747	891	23.8%	3.8%	1,672	1,603	4.3%
Total non-interest income	4,882	4,829	5,223	1.1%	(6.5)%	9,711	10,267	(5.4)%

Noninterest expense:
Salaries and employee benefits	7,916	7,719	8,110	2.6%	(2.4)%	15,635	16,799	(6.9)%
Occupancy expense	3,193	3,045	3,428	4.9%	(6.9)%	6,238	7,052	(11.5)%
ATM and debit card	648	576	713	12.5%	(9.1)%	1,223	1,434	(14.7)%
Legal and professional fees	1,100	1,689	936	(34.9)%	17.5%	2,789	1,321	111.1%
FDIC premiums	507	430	430	17.9%	17.9%	937	827	13.3%
Marketing	281	195	262	44.1%	7.3%	476	542	(12.2)%
Corporate development	248	237	253	4.6%	(2.0)%	485	569	(14.8)%
Data processing	666	665	667	0.2%	(0.1)%	1,331	1,288	3.3%
Printing and supplies	133	123	135	8.1%	(1.5)%	256	318	(19.5)%
Expenses on ORE, net	138	76	92	81.6%	50.0%	214	171	25.1%
Amortization of core deposit intangibles	276	277	276	(0.4)%	—%	553	553	—%
Severance and retention accruals (non-operating)(*)	—	—	1,341	—%	(100.0)%	—	1,341	(100.0)%
One-time charge related to closure of branches (non-operating)(*)	—	145	—	(100.0)%	—%	145	—	—%
Write-down of assets held for sale (non-operating) (*)	—	—	570	—%	(100.0)%	—	570	(100.0)%
Loss on transfer of loans to held for sale (non-operating)(*)	8	875	—	(99.1)%	—%	883	—	—%
Regulatory remediation costs (non-operating)(*)	5,323	3,926	—	35.6%	—%	9,249	—	—%
Legal fees related to bulk loan sale (non-operating)(*)	12	88	—	(86.4)%	—%	100	—	—%
Other non-interest expense	1,824	1,807	1,926	0.9%	(5.3)%	3,631	3,584	1.3%
Total non-interest expense	22,273	21,873	19,604	1.8%	13.6%	44,145	36,834	19.8%
Earnings (loss) before income taxes	(906)	326	(8,635)	(377.9)%	(89.5)%	(579)	(5,555)	(89.6)%
Income tax (benefit) expense	(237)	(34)	(3,221)	597.1%	(92.6)%	(271)	(2,632)	(89.7)%
Net earnings (loss)	(669)	360	(5,414)	(285.8)%	(87.6)%	(308)	(2,923)	(89.5)%
Dividends on preferred stock	810	810	811	—%	(0.1)%	1,620	1,622	(0.1)%
Net (loss) earnings available to common shareholders	$(1,479)	$(450)	$(6,225)	228.7%	(76.2)%	$(1,928)	$(4,545)	(57.6)%

(Loss) earnings per common share, diluted	$(0.09)	$(0.03)	$(0.51)	200.0%	(82.4)%	$(0.12)	$(0.39)	(69.2)%

Operating earnings (loss) per common share, diluted (Non-GAAP)(*)	$0.16	$0.21	$(0.38)	(23.8)%	(142.1)%	$0.37	$(0.26)	(242.3)%

(*) See reconciliation of Non-GAAP financial measures on pages 17-19.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Composition of Loans and Deposits and Asset Quality Data (unaudited)
(in thousands)

COMPOSITION OF LOANS	June 30,	March 31,	Jun 18 vs Mar 18 % Change	December 31,	September 30,	June 30,	Jun 18 vs Jun 17 % Change
	2018	2018		2017	2017	2017
Commercial, financial, and agricultural	$354,944	$401,048	(11.5)%	$435,207	$447,482	$451,767	(21.4)%
Lease financing receivable	632	692	(8.7)%	732	760	866	(27.0)%
Real estate - construction	98,108	94,679	3.6%	90,287	90,088	98,695	(0.6)%
Real estate - commercial	414,526	438,779	(5.5)%	448,406	473,046	461,064	(10.1)%
Real estate - residential	141,104	145,671	(3.1)%	146,751	155,676	156,394	(9.8)%
Installment loans to individuals	47,406	50,888	(6.8)%	56,398	63,148	70,031	(32.3)%
Other	1,243	5,498	(77.4)%	5,645	5,769	1,436	(13.4)%

Total loans	$1,057,963	$1,137,255	(7.0)%	$1,183,426	$1,235,969	$1,240,253	(14.7)%

COMPOSITION OF DEPOSITS
	June 30,	March 31,	Jun 18 vs Mar 18 % Change	December 31,	September 30,	June 30,	Mar 18 vs Mar 17 % Change
	2018	2018		2017	2017	2017
Noninterest bearing	$419,517	$427,504	(1.9)%	$416,547	$428,183	$428,419	(2.1)%
NOW & other	461,726	459,394	0.5%	434,646	461,740	465,505	(0.8)%
Money market/savings	466,711	441,801	5.6%	446,215	473,023	493,232	(5.4)%
Time deposits of less than $100,000	111,758	113,665	(1.7)%	116,309	120,685	75,196	48.6%
Time deposits of $100,000 or more	63,308	61,573	2.8%	65,972	72,304	73,868	(14.3)%

Total deposits	$1,523,020	$1,503,937	1.3%	$1,479,689	$1,555,935	$1,536,220	(0.9)%

ASSET QUALITY DATA
	June 30,	March 31,		December 31,	September 30,	June 30,
	2018	2018		2017	2017	2017
Nonaccrual loans	$73,538	$82,275		$49,278	$51,289	$54,810
Loans past due 90 days and over	3	1		728	402	165
Total nonperforming loans	73,541	82,276		50,006	51,691	54,975
Nonperforming loans held for sale	—	808		5,067	—	—
Other real estate	1,365	1,803		2,001	1,931	1,387
Other repossessed assets	—	194		192	234	36
Total nonperforming assets	$74,906	$85,081		$57,266	$53,856	$56,398

Troubled debt restructurings, accruing	$1,010	$1,153		$1,360	$1,557	$1,653

Nonperforming assets to total assets	4.03%	4.58%		3.04%	2.77%	2.90%
Nonperforming assets to total loans + ORE + other repossessed assets	7.07%	7.47%		4.83%	4.35%	4.54%
ALLL to nonperforming loans	31.97%	30.84%		53.77%	48.47%	44.88%
ALLL to total loans	2.22%	2.23%		2.27%	2.03%	1.99%

Quarter-to-date charge-offs	2,801	1,836		8,931	4,381	12,659
Quarter-to-date recoveries	505	319		166	460	255
Quarter-to-date net charge-offs	2,296	1,517		8,765	3,921	12,404
Annualized QTD net charge-offs to total loans	0.87%	0.54%		2.94%	1.26%	4.01%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Loan Portfolio - Quarterly Roll Forward (unaudited)
(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2017
LOAN ACTIVITY

Loans originated	$35,030	$26,121	$72,316
Repayments	(118,118)	(62,884)	(116,885)
Increases on renewals	2,574	3,026	2,531
Change in lines of credit	(919)	(10,051)	9,151
Change in allowance for loan losses	1,857	1,517	(96)
Transfer of loans to held for sale	—	(769)	—
Other	2,141	(1,614)	1,140
Net change in loans	$(77,435)	$(44,654)	$(31,843)

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Tangible Common Equity to Tangible Assets and Regulatory Ratios (unaudited)
(in thousands)

COMPUTATION OF TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS	June 30,	June 30,
	2018	2017
Total equity	$248,672	$261,570
Less preferred equity	40,987	41,092
Total common equity	207,685	220,478
Less goodwill	42,171	42,171
Less intangibles	2,962	4,068
Tangible common equity	$162,552	$174,239

Total assets	$1,858,917	$1,945,569
Less goodwill	42,171	42,171
Less intangibles	2,962	4,068
Tangible assets	$1,813,784	$1,899,330

Tangible common equity to tangible assets	8.96%	9.17%

REGULATORY CAPITAL

Common equity tier 1 capital	$169,388	$175,827
Tier 1 capital	231,874	238,418
Total capital	248,014	256,589

Regulatory capital ratios:
Common equity tier 1 capital ratio	13.20%	12.15%
Tier 1 risk-based capital ratio	18.07%	16.48%
Total risk-based capital ratio	19.33%	17.73%
Tier 1 leverage ratio	12.71%	12.66%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Quarterly Yield Analysis (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2018			March 31, 2018			December 31, 2017			September 30, 2017			June 30, 2017

		Tax			Tax			Tax			Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$340,080	$2,093	2.46%	$334,419	$2,047	2.45%	$348,267	$2,161	2.48%	$372,648	$2,276	2.44%	$387,441	$2,416	2.49%
Tax-exempt securities	43,858	349	3.18%	50,550	397	3.14%	53,998	540	4.00%	55,129	553	4.01%	56,622	570	4.03%
Total investment securities	383,938	2,442	2.54%	384,969	2,444	2.54%	402,265	2,701	2.69%	427,777	2,829	2.65%	444,063	2,986	2.69%
Federal funds sold	5,008	21	1.63%	4,978	18	1.45%	4,441	15	1.32%	4,319	13	1.18%	3,573	9	1.00%
Time and interest bearing deposits in other banks	201,281	912	1.79%	132,940	514	1.55%	94,394	314	1.30%	94,675	305	1.26%	55,331	150	1.07%
Other investments	14,924	91	2.45%	12,721	87	2.74%	12,201	85	2.79%	12,098	93	3.07%	11,493	78	2.71%
Loans	1,109,371	15,344	5.55%	1,159,671	16,015	5.60%	1,238,846	18,026	5.77%	1,254,885	17,329	5.48%	1,254,402	16,731	5.35%
Total interest earning assets	1,714,522	18,810	4.40%	1,695,279	19,078	4.56%	1,752,147	21,141	4.79%	1,793,754	20,569	4.55%	1,768,862	19,954	4.52%
Non-interest earning assets	146,384			164,791			155,588			160,589			157,546
Total assets	$1,860,906			$1,860,070			$1,907,735			$1,954,343			$1,926,408

Interest-bearing liabilities:
Deposits	$1,087,746	$1,409	0.52%	$1,071,484	$1,238	0.47%	$1,085,349	$1,097	0.40%	$1,118,593	$1,094	0.39%	$1,125,482	$973	0.35%
Repurchase agreements	26,230	25	0.39%	40,115	40	0.40%	54,799	66	0.48%	75,654	149	0.78%	90,807	236	1.04%
Short-term FHLB advances	27,500	75	1.08%	28,722	84	1.17%	18,478	58	1.23%	6,522	19	1.14%	—	—	—%
Long-term FHLB advances	10,014	45	1.79%	10,019	45	1.80%	21,803	64	1.15%	25,155	92	1.43%	25,260	91	1.43%
Junior subordinated debentures	22,167	260	4.63%	22,167	220	3.97%	22,167	198	3.50%	22,167	212	3.74%	22,167	212	3.78%
Total interest bearing liabilities	1,173,657	1,814	0.62%	1,172,507	1,627	0.57%	1,202,596	1,483	0.49%	1,248,091	1,566	0.50%	1,263,716	1,512	0.48%
Non-interest bearing liabilities	435,971			447,460			435,766			437,217			433,821
Shareholders' equity	251,278			255,170			269,373			269,035			228,871
Total liabilities and shareholders' equity	1,860,906			1,875,137			1,907,735			1,954,343			1,926,408

Net interest income (TE) and spread		$16,996	3.78%		$17,451	3.99%		$19,658	4.30%		$19,003	4.05%		$18,442	4.04%

Net interest margin			3.98%			4.17%			4.45%			4.20%			4.18%

Core net interest margin (Non-GAAP)(*)			3.95%			4.14%			4.36%			4.12%			4.09%

(*) See reconciliation of Non-GAAP financial measures on pages 17-19.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)

     Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. We are providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. "Tangible common equity" is defined as total common equity reduced by intangible assets. "Core net interest margin" is defined as reported net interest margin less purchase accounting adjustments. "Annualized return on average assets, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average assets. "Annualized return on average common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average common equity. "Annualized return on average tangible common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average tangible common equity. "Pre-tax, pre-provision annualized return on average assets, operating" is defined as pre-tax, pre-provision earnings adjusted for specified one-time items divided by average assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding. "Diluted earnings per share, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by diluted weighted-average shares. The GAAP-based efficiency ratio is measured as noninterest expense as a percentage of net interest income plus noninterest income. The non-GAAP efficiency ratio excludes specified one-time items in addition to securities gains and losses and gains and losses on the sale/valuation of other real estate owned and other assets repossessed.

     We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.

		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
		2018	2018	2017	2017	2017
Average Balance Sheet Data

Total average assets	A	$1,860,906	$1,860,070	$1,907,735	$1,954,343	$1,926,408

Total equity		$251,278	$255,170	$269,373	$269,035	$228,871
Less preferred equity		40,987	40,987	40,988	41,087	41,109
Total common equity	B	$210,291	$214,183	$228,385	$227,948	$187,762
Less intangible assets		45,267	45,554	45,818	46,097	46,373
Tangible common equity	C	$165,024	$168,629	$182,567	$181,851	$141,389

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
Core Net Interest Margin		2018	2018	2017	2017	2017

Net interest income (FTE)		$16,996	$17,451	$19,658	$19,003	$18,442
Less purchase accounting adjustments		(98)	(115)	(384)	(355)	(380)
Core net interest income, net of purchase accounting adjustments	D	$16,898	$17,336	$19,274	$18,648	$18,062

Total average earnings assets		$1,714,522	$1,695,279	$1,752,147	$1,793,754	$1,768,862
Add average balance of loan valuation discount		859	971	1,242	1,504	1,720
Average earnings assets, excluding loan valuation discount	E	$1,715,381	$1,696,250	$1,753,389	$1,795,258	$1,770,582

Core net interest margin	D/E	3.95%	4.14%	4.36%	4.12%	4.09%

		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
Return Ratios		2018	2018	2017	2017	2017

Net (loss) earnings available to common shareholders		$(1,479)	$(450)	$(11,314)	$856	$(6,225)
Net loss on equity securities not trading, after-tax		40
Severance and retention accruals, after-tax		—	—	111	—	872
One-time charge related to discontinued branch projects, after-tax		—	—	—	—	302
One-time charge related to closure of branches, after-tax		—	115	—	587	—
Write-down of assets held for sale, after-tax		—	—	512	—	371
Write-down of net deferred tax asset resulting from the Tax Cuts and Jobs Act		—	—	3,595	—	—
Loss on transfer of loans to held for sale, after-tax		6	691	3,920	—	—
Regulatory remediation costs, after-tax		4,205	3,102	1,152	556	—
Gain on sale of branches, after-tax		—	—	(484)	—	—
Legal fees related to bulk loan sale		9	70	—	—	—
Net gain on sales of securities, after-tax		—	—	—	(220)	(2)
Net earnings (loss) available to common shareholders, operating	F	$2,781	$3,528	$(2,508)	$1,779	$(4,682)

Earnings (loss) before income taxes		$(906)	$326	$(11,044)	$2,240	$(8,635)
Severance and retention accruals		—	—	171	—	1,341
One-time charge related to discontinued branch projects		—	—	—	—	465
One-time charge related to closure of branches		—	145	—	903	—
Write-down of assets held for sale		—	—	789	—	570
Loss on transfer of loans to held for sale		8	875	6,030	—	—
Regulatory remediation costs		5,323	3,926	1,772	856	—
Gain on sale of branches		—	—	(744)	—	—
Net gain on sales of securities		—	—	—	(338)	(3)
Net loss on equity securities not trading		51	—	—	—	—
Legal fees related to bulk loan sale		12	88	—	—	—
Provision for loan losses		440	—	10,600	4,300	12,500
Pre-tax, pre-provision earnings, operating	G	$4,928	$5,360	$7,574	$7,961	$6,238

Annualized return on average assets, operating	F/A	0.60%	0.77%	(0.52)%	0.36%	(0.97)%
Annualized return on average common equity, operating	F/B	5.30%	6.68%	(4.36)%	3.10%	(10.00)%
Annualized return on average tangible common equity, operating	F/C	6.76%	8.48%	(5.45)%	3.88%	(13.28)%
Pre-tax, pre-provision annualized return on average assets, operating	G/A	1.06%	1.17%	1.58%	1.62%	1.30%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
Per Common Share Data		2018	2018	2017	2017	2017

Diluted (loss) earnings per share		$(0.09)	$(0.03)	$(0.69)	$0.05	$(0.51)
Effect of severance and retention accruals		—	—	0.01	—	0.08
Effect of one-time charge related to discontinued branch projects		—	—	—	—	0.02
Effect of one-time charge related to closure of branches		—	0.01	—	0.03	—
Effect of loss on transfer of loans to held for sale		—	0.04	0.24	—	—
Effect of regulatory remediation costs		0.25	0.19	0.07	0.03	—
Effect of gain on sale of branches		—	—	(0.03)	—	—
Effect of write-down of assets held for sale		—	—	0.03	—	0.03
Effect of write-down of net deferred tax asset resulting from the Tax Cuts and Jobs Act		—	—	0.22	—	—
Effect of gain on sales of securities		—	—	—	(0.01)	—
Diluted earnings (loss) per share, operating		$0.16	$0.21	$(0.15)	$0.10	$(0.38)

Book value per common share		$12.50	$12.62	$12.87	$13.70	$13.76
Effect of intangible assets per share		2.72	2.73	2.76	2.78	2.89
Tangible book value per common share		$9.78	$9.89	$10.11	$10.92	$10.87

		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
Efficiency Ratio		2018	2,018	2017	2017	2017

Net interest income		$16,925	$17,370	$19,472	$18,813	$18,246

Noninterest income		$4,882	$4,829	$6,028	$5,486	$5,223
Net gain on sale of securities		—	—	—	(338)	(3)
Net loss on equity securities not trading		51	—	—	—	—
Gain on sale of branches		—	—	(744)	—	—
Noninterest income (non-GAAP)		$4,933	$4,829	$5,284	$5,148	$5,220

Total revenue	H	$21,807	$22,199	$25,500	$24,299	$23,469
Total revenue (non-GAAP)	I	$21,858	$22,199	$24,756	$23,961	$23,466

Noninterest expense	J	$22,273	$21,873	$25,944	$17,759	$19,604
Severance and retention accruals		—	—	(171)	—	(1,341)
One-time charge related to discontinued branch projects		—	—	—	—	(465)
One-time charge related to closure of branches		—	(145)	—	(903)	—
Write-down of assets held for sale		—	—	(789)	—	(570)
Loss on transfer of loans to held for sale		(8)	(875)	(6,030)	—	—
Regulatory remediation costs		(5,323)	(3,926)	(1,772)	(856)	—
Legal fees related to bulk loan sale		(12)	(88)	—	—	—
Net (loss) gain on sale/valuation of other real estate owned		(100)	(47)	(335)	19	(72)
Noninterest expense (non-GAAP)	K	$16,830	$16,792	$16,847	$16,019	$17,156

Efficiency ratio (GAAP)	J/H	102.14%	98.53%	101.74%	73.09%	83.53%

Efficiency ratio (non-GAAP)	K/I	77.00%	75.64%	68.05%	66.85%	73.11%